Ballantyne Strong Reports Financial Results

for Fourth Quarter 2017

OMAHA, Nebraska (March 15, 2018) – Ballantyne Strong, Inc. (NYSE American: BTN), a holding company with diverse business activities focused on serving the cinema, retail, financial, advertising and government markets, today reported financial results for the fourth quarter ended December 31, 2017.

Net revenues were $15.8 million in the fourth quarter of 2017, compared with $19.9 million in the same period of the prior year. Loss from operations was ($1.9) million in the fourth quarter of 2017, compared with income from operations of $0.8 million in the same period of the prior year. Net loss from continuing operations was ($1.0) million, or ($0.07) per share, in the fourth quarter of 2017 compared with net income from continuing operations of $0.4 million, or $0.03 per share, in the same period of the prior year.

Kyle Cerminara, Chairman and CEO of Ballantyne Strong, Inc., commented, “In 2017, we made necessary investments in our systems and internal controls that temporarily increased our general and administrative expenses. We also invested in creating two new businesses, StrongVest and Strong Digital Media, that we believe are pivotal to the future of the company. We launched our first ETF, the CWA Income ETF (BATS: CWAI) and we are approaching the one year anniversary of the fund. In early 2018, we entered the New York City taxi top advertising business through Strong Digital Media and we expect this business to begin generating significant revenue over the next few months. We are continuing to refine our holding company structure and we expect to optimize this structure further in 2018.”

Segment Organization

During the fourth quarter of 2017, we reorganized our corporate reporting structure and moved the operations of Strong Technical Services, Inc. from the Digital Media segment to the Cinema segment. All prior periods have been recast in our segment reporting to reflect the current segment organization.

Q4 2017 Financial Summary

Cinema revenues were $10.8 million in the fourth quarter of 2017, compared with $12.9 million in the same period of the prior year. The decrease was driven by decreased sales of projectors, lamps and screen support systems, partially offset by increases in projection system installations and sales of screens and digital parts.

Digital Media revenues were $5.2 million in the fourth quarter of 2017, compared with $7.2 million in the same period of the prior year. This decrease was driven by decreased non-recurring digital signage equipment and installation sales, partially offset by increased recurring digital signage as a service (“DSaaS”) and digital signage maintenance sales.

Consolidated gross profit was $3.9 million in the fourth quarter of 2017, compared with $5.4 million in the same quarter of the prior year. Gross margin was 24.8% in the fourth quarter of 2017, compared with 27.0% in the same quarter of the prior year, as lower revenues resulted in less favorable absorption of fixed operating costs in the fourth quarter of 2017.

Selling and administrative expenses were $5.6 million in the fourth quarter of 2017, compared with $4.4 million in the same quarter of the prior year. The increase was primarily due to a contract termination charge of $0.4 million, as well as increases in compensation and benefit expenses of $0.3 million, consulting expenses of $0.2 million and bad debt expense of $0.1 million.

Full Year 2017 Results

For the year ended December 31, 2017, net revenues were $72.6 million, compared with $76.3 million for 2016. Gross profit amounted to $18.9 million, or 26.1% of net revenues, compared to gross profit of $21.2 million, or 27.7% of net revenues in the prior year. Net loss from continuing operations was ($3.6) million, or ($0.25) per share, for 2017, compared to net income from continuing operations of $0.9 million, or $0.06 per share, for the prior year.

Balance Sheet

Excluding assets held for sale, Ballantyne’s cash and cash equivalents balance at December 31, 2017 was $4.9 million, compared to $7.6 million at December 31, 2016. The decrease in cash was driven by operating losses and cash utilized for the purchase of equity investments and for capital expenditures, partially offset by proceeds from the issuance of $2.5 million of short and long term debt. Equity method investments had a book value of $18.1 million and a market value of $15.3 million as of December 31, 2017.

About Ballantyne Strong, Inc. (www.ballantynestrong.com)

Ballantyne Strong and its subsidiaries engage in diverse business activities including the design, integration and installation of technology solutions for a broad range of applications; development and delivery of out-of-home messaging, advertising and communications; manufacturing of projection screens; and providing managed services including monitoring of networked equipment. The Company focuses on serving the cinema, retail, financial and government markets.

Forward-Looking Statements

Except for the historical information in this press release, it includes forward-looking statements which involve a number of risks and uncertainties, including but not limited to those discussed in the “Risk Factors” section contained in Item 1A in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and the following risks and uncertainties: the Company’s ability to expand its revenue streams, potential interruptions of supplier relationships or higher prices charged by suppliers, the Company’s ability to successfully compete and introduce enhancements and new features that achieve market acceptance and that keep pace with technological developments, the Company’s ability to successfully execute its capital allocation strategy, the Company’s ability to retain or replace its significant customers, the impact of a challenging global economic environment or a downturn in the markets, economic and political risks of selling products in foreign countries, risks of non-compliance with U.S. and foreign laws and regulations, cybersecurity risks and risks of damage and interruptions of information technology systems, the Company’s ability to retain key members of management and successfully integrate new executives, the Company’s ability to complete acquisitions, strategic investments, entry into new lines of business, divestitures, mergers or other transactions on acceptable terms or at all, the Company’s ability to assert its intellectual property rights, the impact of natural disasters and other catastrophic events, the adequacy of insurance and the impact of having a controlling stockholder. Given the risks and uncertainties, readers should not place undue reliance on any forward-looking statement and should recognize that the statements are predictions of future results which may not occur as anticipated. Actual results could differ materially from those anticipated in the forward-looking statements and from historical results, due to the risks and uncertainties described herein, as well as others not now anticipated. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Except where required by law, the Company assumes no obligation to update forward-looking statements to reflect actual results or changes in factors or assumptions affecting such forward-looking statements.

CONTACT:

Lance Schulz
Chief Financial Officer
402/829-9427

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Ballantyne Strong, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$4,870	$7,596
Accounts receivable, net	10,766	16,316
Inventories, net	4,821	6,563
Other current assets	1,785	2,606
Total current assets	22,242	33,081
Property, plant and equipment, net	10,826	11,187
Equity method investments	18,053	13,098
Goodwill and intangible assets, net	4,924	3,246
Other assets	2,969	1,827
Total assets	$59,014	$62,439

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$6,496	$9,272
Short-term debt, including current portion of long-term	565	-
Deferred revenue and customer deposits	1,619	4,211
Other current liabilities	-	165
Total current liabilities	8,680	13,648
Long-term debt, net of current portion and debt issuance costs	1,870	-
Other liabilities	4,342	3,637
Total liabilities	14,892	17,285
Stockholders’ equity	44,122	45,154
Total liabilities and stockholders’ equity	$59,014	$62,439

Ballantyne Strong, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Quarters Ended December 31,		Years Ended December 31,
	2017	2016	2017	2016
Net product sales	$9,243	$14,723	$47,544	$54,391
Net service revenues	6,519	5,191	25,102	21,863
Total net revenues	15,762	19,914	72,646	76,254
Cost of products sold	4,523	11,128	35,446	42,338
Cost of services	7,337	3,392	18,266	12,760
Total cost of revenues	11,860	14,520	53,712	55,098
Gross profit	3,902	5,394	18,934	21,156
Selling and administrative expenses:
Selling	1,210	1,310	5,417	4,612
Administrative	4,415	3,135	16,121	12,262
Total selling and administrative expenses	5,625	4,445	21,538	16,874
Loss on sale or disposal of assets	(210)	(118)	(210)	(118)
(Loss) income from operations	(1,933)	831	(2,814)	4,164
Other income (expense):
Interest income	1	5	9	70
Interest expense	(79)	-	(153)	(47)
Fair value adjustment to notes receivable	1,146	-	1,146	-
Foreign currency transaction gain (loss)	106	(20)	(304)	(1,002)
Change in value of marketable securities	-	434	-	(34)
Excess distribution from joint venture	-	-	-	502
Other (expense) income, net	(7)	14	(16)	118
Total other income (expense)	1,167	433	682	(393)
(Loss) earnings before income taxes and equity method investment income	(766)	1,264	(2,132)	3,771
Income tax expense	709	934	3,418	3,019
Equity method investment income	442	47	1,958	117
Net (loss) earnings from continuing operations	(1,033)	377	(3,592)	869
Net income (loss) from discontinued operations, net of tax	41	(535)	(25)	(1,277)
Net loss	$(992)	$(158)	$(3,617)	$(408)
Net (loss) earnings per share - basic
Net (loss) earnings from continuing operations	$(0.07)	$0.03	$(0.25)	$0.06
Net earnings (loss) from discontinued operations	0.00	(0.04)	(0.00)	(0.09)
Net loss	(0.07)	(0.01)	(0.25)	(0.03)
Net (loss) earnings per share - diluted
Net (loss) earnings from continuing operations	$(0.07)	$0.03	$(0.25)	$0.06
Net earnings (loss) from discontinued operations	0.00	(0.04)	(0.00)	(0.09)
Net loss	(0.07)	(0.01)	(0.25)	(0.03)

Ballantyne Strong, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Years Ended December 31,
	2017	2016
Cash flows from operating activities:
Net loss	$(3,617)	$(408)
Net loss from discontinued operations, net of tax	(25)	(1,277)
Net (loss) earnings from continuing operations	(3,592)	869
Non-cash expenses, net	5,653	3,723
Fair value adjustment to notes receivable	(1,146)	-
Excess distribution from joint venture	-	(502)
Equity method investment income	(1,958)	(117)
Changes in operating assets and liabilities, net	1,053	(4,065)
Net cash flows provided by (used in) operating activities - continuing operations	10	(92)
Net cash flows (used in) provided by operating activities - discontinued operations	(123)	(3,370)
Net cash used in operating activities	(113)	(3,462)

Cash flows from investing activities:
Purchase of equity securities	(2,525)	(7,048)
Dividends received from investee in excess of cumulative earnings	253	-
Capital expenditures	(3,275)	(3,762)
Net cash used in investing activities - continuing operations	(5,547)	(10,810)
Net cash used in investing activities - discontinued operations	134	297
Net cash used in investing activities	(5,413)	(10,513)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	2,000	-
Proceeds from issuance of short-term debt	500	-
Payment of debt issuance costs	(49)	-
Principal payments on long-term debt	(33)	-
Purchase of treasury stock	(102)	(230)
Proceeds from exercise of stock options	71	135
Payments on capital lease obligations	(240)	(268)
Excess tax benefits from stock-based compensation	-	45
Net cash provided by (used in) financing activities	2,147	(318)
Effect of exchange rate changes on cash and cash equivalents - continuing operations	478	583
Effect of exchange rate changes on cash and cash equivalents - discontinued operations	-	(589)
Net decrease in cash and cash equivalents	(2,901)	(14,299)
Discontinued operations cash activity included above:
Add: Cash balance included in assets held for sale at beginning of period	175	4,208
Less: Cash balance included in assets held for sale at end of period	-	(175)
Cash and cash equivalents at beginning of period	7,596	17,862
Cash and cash equivalents at end of period	$4,870	$7,596
Supplemental disclosure of cash paid for:
Interest	$152	$46
Income taxes	$2,830	$3,378